Exhibit 99.1

For Release on Tuesday, January 29, 2008 at 8:30 a.m. ET

AMRI Provides Preliminary 2007 Revenue Results; Provides 2008 Contract Revenue Guidance

Albany, NY (January 29, 2008)—AMRI (NASDAQ: AMRI) today provided preliminary unaudited 2007 revenue results and announced its contract revenue guidance for 2008.

AMRI estimates that its fourth quarter and full year 2007 contract and milestone revenue will approximate $41 million and $165 million, respectively.  AMRI had previously estimated full year contract and milestone revenue of $167 — 169 million.  Commenting on the updated forecast, Mark T. Frost, AMRI’s Chief Financial Officer stated “delays in the shipment of certain customer deliverables was the primary driver for our contract revenue coming in below our previous forecast.  While we are disappointed that we did not achieve our growth rate targets, we continue to see strong demand for our contract services, particularly in the Discovery and Development Small Scale Business.”  Mr. Frost further commented, “because of the fixed cost nature of our business model, our lower contract and milestone revenue forecast for 2007 will have a related impact on gross margin and net income and result in an operating loss for the fourth quarter of 2007.”

For 2008, AMRI is estimating contract revenue of between $178 and $182 million, representing up to a 12% growth rate in contract revenue.  This contract revenue guidance excludes any potential milestone revenues from AMRI’s biogenic amine’s collaboration with Bristol-Myers Squibb.  We expect that customer delivery patterns will cause the growth for the first quarter to be near flat with the majority of forecasted growth occurring in the remaining quarters of 2008.  More detailed guidance will be included in the 2007 year end conference call.

“Based on the investments we have made in our global infrastructure and business development team over the past several years, we believe we are well positioned to return to double digit revenue growth in 2008. We are focused on disciplined execution in 2008 to enable us to further leverage our infrastructure and deliver shareholder value,” commented Chairman, CEO and President Thomas E. D’Ambra, Ph.D.

About AMRI:

Founded in 1991, Albany Molecular Research, Inc. (AMRI) provides scientific services, products and technologies focused on improving the quality of life. AMRI works on drug discovery and development projects and conducts manufacturing of active ingredients and pharmaceutical intermediates for many of the world’s leading healthcare companies. As an additional value added service to its customers, the company is also investing in R&D in order to expand its contract services and to identify novel early stage drug candidates with the goal to outlicense to a strategic partner.   With locations in the U.S., Europe, and Asia, AMRI provides customers with a wide range of services, technologies and cost models.

Contact:  Peter Jerome, Director, Investor Relations 518-512-2220

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include, but are not limited to, statements regarding the company’s estimates of contract and milestone revenue for 2007 and 2008, and statements made by the company’s chief executive officer and chief financial officer, including statements regarding demand for contract services and expectations about 2007 gross margin and net income.  The company’s actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company’s control. Factors that could cause such differences include, but are not limited to, the company’s ability to attract and retain experienced scientists, trends in pharmaceutical and biotechnology companies’ outsourcing of chemical research and development, including softness in these markets, sales of Allegra, the risk of an “at-risk” launch of generic Allegra-D and the impact of that on the company’s receipt of significant royalties under the Allegra license agreement, the risk that Allegra may be approved for over-the-counter use, the over-the-counter sale of generic alternatives for the treatment of allergies and the risk of new product introductions for the treatment of allergies including generic forms of Allegra, the success of the company’s collaboration with Bristol-Myers Squibb Company related to biogenic amine reuptake inhibitors, the company’s ability to enforce its intellectual property and technology rights, the company’s ability to take advantage of proprietary technology and expand the scientific tools available to it, the ability of the company’s strategic investments and acquisitions to perform as expected, including the reaction of customers of the company to the purchase of assets from the Ariane Group, the company’s timing and ability to successfully integrate its new Indian manufacturing facilities (including migration of such facilities to the company’s systems and controls) and employees, the introduction of new services by competitors or the entry of new competitors into the markets for the services of the company’s new Indian manufacturing facilities, the failure by the company to retain key employees of such facilities, failure to further develop and successfully market the service offerings of such facilities, failure to achieve anticipated revenues and earnings, the risks posed by international operations to the company, the existence of deficiencies and/or material weaknesses in the company’s internal controls over financial reporting, risks related to the company’s implementation of its ERP system, and the company’s ability to effectively manage its growth, as well as those risks discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2006 as filed with the Securities and Exchange Commission on March 15, 2007, and the company’s other SEC filings. Revenue guidance offered by senior management today represents a point-in-time estimate and is based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. The company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.